               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                 SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                       OF
                                  eSPEED, INC.


         eSpeed, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

         Pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and pursuant to the provisions of ss.151 of the General Corporation Law of the State of Delaware, the Board, at a meeting held on July 12, 2001, adopted the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series C Redeemable Convertible Preferred Stock.

                  WHEREAS, the Certificate of Incorporation provides for two classes of stock known as common stock, $.01 par value per share (the "Common Stock"), and preferred stock, $.01 par value per share ("Preferred Stock");

                  WHEREAS, the shares of Common Stock have been designated as Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), and Class B Common Stock, $.01 par value per share; and

                  WHEREAS, the Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

                  NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series C Redeemable Convertible Preferred Stock and fixes and determines the rights, preferences, qualifications, limitations and restrictions relating to the Series C Redeemable Convertible Preferred Stock as follows:

         1. Designation. The shares of such series of Preferred Stock shall be designated "Series C Redeemable Convertible Preferred Stock" (referred to herein as the "Series C Preferred Stock").

         2. Authorized Number. The number of shares constituting the Series C Preferred Stock shall be 750.

         3. Ranking. The Series C Preferred Stock shall rank, upon a Liquidation Event (as defined in Section 5(a) hereof), senior and prior to the Common Stock (all equity securities of the Corporation to which the Series C Preferred Stock ranks prior, whether with respect to liquidation, dissolution, winding up or otherwise, including the Common Stock are collectively referred to herein as "Junior Securities") and on parity with all other classes or series of preferred stock of the Corporation now or hereafter created and/or issued, including the Corporation's Series A Redeemable Convertible Preferred Stock, Series B Redeemable Convertible Preferred Stock. The Corporation shall not create any other class or series of stock ranking senior to the Series C Preferred Stock without the affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting separately as a class.

         4. Dividends. The Series C Preferred Stock shall not accrue or be paid any dividends.

         5. Liquidation.

            (a) Liquidation Procedure. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (each such event, a "Liquidation Event"), the holders of Series C Preferred Stock shall be entitled, before any distribution or payment is made upon any Junior Securities (but after any distribution or payment is made upon any stock ranking senior to the Series C Preferred Stock), to be paid an amount equal to $1.00 per share of Series C Preferred Stock (the "Series C Issue Price") (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series C Preferred Stock but not the Common Stock or any other securities of the Corporation into which the Series C Preferred Stock may be converted from time to time) (such Series C Issue Price being herein referred to when appropriate as the "Liquidation Payments" and the date on which the Liquidation Payments are made being herein referred to as the "Liquidation Date"). If upon any Liquidation Event, the assets to be distributed among the holders of Series C Preferred Stock and the holders of any class or series of stock of the Corporation ranking on a parity with the Series C Preferred Stock with respect to liquidation preference shall be insufficient to permit payment in full to the holders of Series C Preferred Stock of the Liquidation Payments and the preferential amounts to which such other holders are entitled, then the assets available for distribution to the holders of Series C Preferred Stock and such other holders shall be distributed ratably among the holders of Series C Preferred Stock and such holders in proportion to the full respective distributive amounts to which they are entitled. For avoidance of doubt, the holders of Series C Preferred Stock shall also have the option, in lieu of receipt of the Liquidation Payments, to convert the Series C Preferred Stock into fully paid and non-assessable shares of Class A Common Stock in accordance with the terms and procedures of Section 6 hereof, and such conversion, if any, shall be effected prior to the Liquidation Date.

            (b) Remaining Assets. Upon any Liquidation Event, after the holders of Series C Preferred Stock and the holders of any class or series of stock of the Corporation ranking on a parity with the Series C Preferred Stock with respect to liquidation preference shall have been paid in full the respective distributive amounts to which they are entitled, the remaining assets of the Corporation may be distributed ratably per share, including shares of Class A Common Stock actually issued upon exercise of the Warrant (as defined herein), in order of preference to the holders of Junior Securities in accordance with their terms.

            (c) Liquidation Notice. At least 30 days prior to a Liquidation Date, written notice (a "Liquidation Notice") shall be mailed by means of first-class mail, postage pre-paid, to each holder of record of the Series C Preferred Stock at its address last shown on the records of the Corporation. Any Liquidation Notice mailed in this manner shall conclusively be deemed to have been duly given whether or not the Liquidation Notice is in fact received. The Liquidation Notice shall state:

                (i) the Liquidation Date;

                (ii) the number of shares of Class A Common Stock to be received by such holder; and

                (iii) the place where the Liquidation Payments shall be payable.

            (d) Fractional Shares. The Liquidation Payments with respect to each outstanding fractional share of Series C Preferred Stock shall be equal to a ratably proportionate amount of the Liquidation Payments with respect to each outstanding share of Series C Preferred Stock.

         6. Optional Conversion.

            (a) Optional Conversion. From and after the date of issuance and until the earlier of the Final Mandatory Conversion Date (as defined in Section 7 below) and the Redemption Date (as defined in Section 8 below), subject to and in compliance with the provisions of subsection 6(b) below, any shares of Series C Preferred Stock may, at the option of the holder thereof and without the payment of additional consideration by the holder thereof, be converted, in whole or in part, into fully paid and non-assessable shares of Class A Common Stock at the rate of ten shares of Class A Common Stock (subject to adjustment as set forth in subsection 6(c) below) for each share of Series C Preferred Stock (the "Optional Conversion Rate").

            (b) Procedure. In the event that a holder of Series C Preferred Stock desires to convert its Series C Preferred Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series C Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series C Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series C Preferred Stock to be converted, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date. If any fractional interest in a share of Class A Common Stock would be deliverable upon conversion or redemption of Series C Preferred Stock, the Corporation shall pay in lieu of such fractional share an amount in cash equal to the Market Price of such fractional share (computed to the nearest one-hundredth of a share) in effect at the close of business on the date of conversion or redemption, as applicable. As used herein, "Market Price" means, with respect to shares of Class A Common Stock, (i) if the shares are listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the last reported sales price as reported on such exchange or Market;
(ii) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average of the last reported closing bid and asked quotation for the shares as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar service if NASDAQ is not reporting such information; (iii) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation). In the absence of any available public quotations for the Class A Common Stock, the Board shall determine in good faith the fair value of the Class A Common Stock, which determination shall be set forth in a certificate of the Secretary of the Corporation.

            (c) Adjustment of Optional Conversion Rate. The number and kind of securities issuable upon the optional conversion of the Series C Preferred Stock and the Optional Conversion Rate shall be subject to adjustment from time to time in accordance with the following provisions:

                (i) Reorganization; Reclassification. In the event of a reorganization, share exchange or reclassification, other than a change in par value, or from par value to no par value, or from no par value to par value, or a transaction described in clauses
                (ii) or (iii) below, then each share of Series C Preferred Stock shall, after such reorganization, share exchange or reclassification, be convertible into the kind and number of shares of stock or other securities or other property of the Corporation which the holder of Series C Preferred Stock would have been entitled to receive if the holder had held the Class A Common Stock issuable upon conversion of its Series C Preferred Stock immediately prior to such reorganization, share exchange or reclassification. The provision of this subsection 6(c)(i) shall similarly apply to successive reorganizations and reclassifications.

                (ii) Consolidation, Merger or Sale of All or Substantially All Assets. In the event of a consolidation or merger to which the Corporation is a party or the sale of all or substantially all of the assets of the Corporation, then each share of Series C Preferred Stock shall, after such merger, consolidation or sale, be convertible into the kind and number of shares of stock and/or other securities, cash or other property which the holder of Series C Preferred Stock would have been entitled to receive if the holder had held the Class A Common Stock issuable upon conversion of its Series C Preferred Stock immediately prior to such consolidation, merger or sale. The provision of this subsection 6(c)(ii) shall similarly apply to successive consolidations, mergers and transfers.

                (iii) Subdivision or Combination of Shares. In case outstanding shares of Class A Common Stock shall be subdivided, the Optional Conversion Rate shall be proportionately adjusted as of the effective date of such subdivision, or as of the date a record is taken of the holders of Class A Common Stock for the purpose of so subdividing, whichever is earlier. In case outstanding shares of Class A Common Stock shall be combined, the Optional Conversion Rate shall be proportionately adjusted as of the effective date of such combination, or as of the date a record is taken of the holders of Class A Common Stock for the purpose of so combining, whichever is earlier.

                (iv) Stock Dividends. In case shares of Class A Common Stock are issued as a dividend or other distribution on the Class A Common Stock (or such dividend is declared), then upon conversion of any share of Series C Preferred Stock, the holder of such converted Series C Preferred Stock shall be entitled to receive, in addition to the number of shares of Class A Common Stock such holder is entitled to receive based on the Optional Conversion Rate then in effect, that kind and number of shares of stock which such holder would have been entitled to receive if the holder had held the Class A Common Stock issuable upon conversion of its Series C Preferred Stock as of the date a record is taken of the holders of Class A Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the earliest of the date of such declaration, payment or other distribution).

                (v) Minimum Adjustment. No adjustment of the Optional Conversion Rate shall be made if the amount of any such adjustment would be an amount less than 1% of the Optional Conversion Rate then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of 1% or more. All calculations under this Section 6 shall be made to the nearest one-tenth of a cent ($.001).

            (d) Fractional Shares. In the event of an optional conversion of a portion of the Series C Preferred Stock, fractional shares shall be issued to evidence the remaining outstanding shares of Series C Preferred Stock, as necessary.

         7. Mandatory Conversion.

            (a) Mandatory Conversion. For each Commitment Period (as defined below) in which the subscriber (the "Subscriber" as defined in that certain Agreement, dated as of July 30, 2001 between the Corporation and the Subscriber (the "Agreement")) has satisfied the Commitment Condition (as defined below) as evidenced by a Final Determination pursuant to subsection 7(b), (each, a "Mandatory Conversion Date"), 150 shares of Series C Preferred Stock shall automatically be converted into fully paid and non-assessable warrants (individually, a "Warrant" and collectively, the "Warrants"), in the form of Exhibit A hereto, exercisable to purchase shares of Class A Common Stock, without further notice and without action on the part of a holder. Each share of Series C Preferred Stock will be converted into 1,000 Warrants, each Warrant being exercisable to purchase one share of Class A Common Stock (the "Warrant Shares") for a cash purchase price equal to $14.79 (the "Warrant Exercise Price"). Each Warrant is subject to adjustment as set forth in the Warrant. The date on which the Commitment Condition for the Final Commitment Period (as defined below) is satisfied, is referred to herein as the "Final Mandatory Conversion Date."

            (b) Definition of Commitment Condition. The "Commitment Condition" shall be deemed satisfied if, during the Initial Commitment Period and during the applicable Commitment Period, the Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required thereby to be performed, satisfied or complied with by the Subscriber in Section 5 of the Agreement. For the avoidance of doubt, the Commitment Condition shall be satisfied for a particular Commitment Period if satisfied for the Initial Commitment Period and the applicable Commitment Period, even if the Subscriber has failed to satisfy the Commitment Condition for one or more interim Commitment Periods. Promptly after each Commitment Period, the Corporation shall notify in writing the recordholders of the Series C Preferred Stock as to whether the Commitment Condition for such Commitment Period has been satisfied. If the Corporation shall determine that the Commitment

Condition has not been satisfied, then the Corporation shall initially deliver a preliminary notice (the "Preliminary Notice") to the Subscriber which shall provide, in reasonable detail, an explanation for such determination. If the Subscriber does not object to the Preliminary Notice within fifteen (15) days of receipt, or if the notice indicates that the Commitment Condition has been satisfied then the determination of the Corporation shall be final (the "Final Determination"). If the Subscriber notifies the Corporation in writing, within fifteen (15) days of receipt of the Preliminary Notice, of its objection to the Preliminary Notice, then no determination shall be made until the Corporation and the Subscriber shall agree upon an appropriate determination or a court of competent jurisdiction shall make a determination by a nonappealable order.

            (c) Definition of Commitment Commencement Date. The "Commitment Commencement Date" shall mean July 30, 2001 so long as the Subscriber shall provide the Corporation with a Price Posting Feed to the eSpeed Platform (as defined in and pursuant to the Agreement) by August 29, 2001. If the Subscriber is unable to provide the Corporation with a Price Posting Feed to the eSpeed Platform by August 29, 2001 the "Commitment Commencement Date" shall mean the date that the Corporation is provided with a Price Posting Feed to the eSpeed Platform but in no event shall the Commitment Commencement Date be later than September 13, 2001.

            (d) Definition of Commitment Period. A "Commitment Period" shall mean each of the following periods (i) the period beginning on the Commitment Commencement Date and ending on July 30, 2002 (the "Initial Commitment Period"),
(ii) the period beginning on July 31, 2002 and ending on July 30, 2003, (iii) the period beginning on July 31, 2003 and ending on July 30, 2004, (iv) the period beginning on July 31, 2004 and ending on July 30, 2005, and (v) the period beginning on July 31, 2005 and ending on July 30, 2006 (the "Final Commitment Period").

            (e) Adjustment of Warrant. The number of Warrants issuable upon conversion of the Series C Preferred Stock and the Warrant Exercise Price shall not be subject to adjustment upon the occurrence of any of the events set forth in subsections 6(c)(i) through (v). The Warrants contains comparable adjustment provisions which require adjustment to the Warrant Shares (as defined therein) upon the occurrence of certain corporate events. If any such corporate events occur after the date of issuance of the Series C Preferred Stock, but on or prior to the conversion of any shares of Series C Preferred Stock into a Warrant, the terms of such Warrant shall be adjusted at the time of issuance of the Warrant to reflect adjustments in the Warrant Shares, the securities for which the Warrant is exercisable and the Warrant Exercise Price, and such other terms as necessary to reflect such corporate event.

         8. Redemption.

            (a) Optional Redemption by the Corporation. Following a Preliminary Notice by the Corporation under subsection 7(b) with respect to the Final Commitment Period and if the Subscriber does not object to the Preliminary Notice within fifteen (15) days of receipt (and, if the Subscriber objects within fifteen (15) days of the Preliminary Notice, following such time as the Corporation and the Subscriber shall agree upon an appropriate determination or a court of competent jurisdiction shall make a determination by a nonappealable order), the Corporation shall have the option to redeem all, but not less than all, of the Series C Preferred Stock then outstanding at the Optional Conversion Rate, as the same may be subject to adjustment as set forth above (the "Redemption Price"), payable in fully paid and non-assessable shares of Class A Common Stock on the date of redemption (such date being referred to herein as the "Redemption Date"), pursuant to the Redemption Notice and the Redemption Procedure provisions set forth, respectively, in subsections 8(b) and 8(c) below.

            (b) Redemption Notice. At least ten days prior to the Redemption Date, written notice (a "Redemption Notice") shall be mailed by means of first-class mail, postage pre-paid, to each holder of record of the Series C Preferred Stock to be redeemed at its address last shown on the records of the Corporation. Any Redemption Notice mailed in this manner shall conclusively be deemed to have been duly given whether or not the Redemption Notice is in fact received. The Redemption Notice shall state:

                (i) the total number of shares of Series C Preferred Stock to be redeemed by the Corporation on the Redemption Date;

                (ii) the number of shares of Series C Preferred Stock that the Corporation intends to redeem from the holder of Series C Preferred Stock to whom the Redemption Notice is addressed;

                (iii)   the Redemption Date and the Redemption Price; and

                (iv) the manner and place designated for the holder of Series C Preferred Stock to surrender to the Corporation his certificate or certificates representing the shares of Series C Preferred Stock to be redeemed in exchange for the Redemption Price.

            (c) Redemption Procedure. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series C Preferred Stock as holders of Series C Preferred Stock (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease as to those shares of Series C Preferred Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

         9. Voting Rights. Other than the rights expressly provided for herein (including in Section 10 below) or provided by law, holders of the Series C Preferred Stock shall not have any voting rights. In any vote or action of the holders of the Series C Preferred Stock voting together as a separate class required by law, each share of issued and outstanding Series C Preferred Stock shall entitle the holder thereof to one vote per share.

         10. Protective Provisions. So long as any Series C Preferred Stock is outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent of the holders of not less than a majority of the then outstanding shares of Series C Preferred Stock, voting separately as a class:
(a) amend, waive or repeal any provisions of, or add any provision to this Certificate of Designations, or (b) amend, waive or repeal any provisions contained in this Certificate of Designations that adversely affect the Warrant; provided, however, that written consent of all holders of Series C Preferred Stock shall be required with respect to any such changes that would be detrimental to the rights of a holder as a holder of Series C Preferred Stock under this Certificate of Designations disproportionately to such rights of the other holders of Series C Preferred Stock.

         11. Shares to be Retired. All shares of Series C Preferred Stock redeemed, converted, exchanged or purchased by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series and may thereafter be reissued.

         12. Miscellaneous.

            (a) Sinking Fund. The Series C Preferred Stock is not subject to or entitled to the benefit of a sinking fund.

            (b) No other Rights. The Series C Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as expressly set forth in this Certificate of Designations.

            (c) Notices. If at any time, (i) the Corporation shall declare a stock dividend (or any other distribution except for cash dividends) on the Class A Common Stock; (ii) there shall be any capital reorganization or reclassification of the Class A Common Stock, or any consolidation or merger to which the Corporation is a party, or any sale or transfer of all or substantially all of the assets of the Corporation; or (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; then, in any one or more of such cases, the Corporation shall give written notice to the recordholders of the Series C Preferred Stock, not less than 10 days before any record date or other date set for definitive action, or of the date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the current Optional Conversion Rate, the Warrant Exercise Price and the kind and amount of Class A Common Stock and other securities and property deliverable upon optional conversion of the Series C Preferred Stock and exercise of a Warrant. Such notice shall also specify the date (to the extent known) as of which the holders of the Class A Common Stock of record shall be entitled to exchange their Class A Common Stock for securities or other property deliverable upon such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding-up, as the case may be. In addition, whenever the Optional Conversion Rate is adjusted as herein provided, or an event occurs, prior to the conversion of all of the outstanding shares of Series C Preferred Stock into Warrants, that would require adjustment of the Warrant Shares, the securities for which the Warrant is exercisable or the Warrant Exercise Price under the terms of the Warrant as referenced in subsection 7(d) above, the Chief Financial Officer of the Corporation shall compute the adjusted Optional Conversion Rate in accordance with subsection 6(c) above and the adjustments to the Warrant as contemplated therein and shall prepare a written certificate setting forth such adjustments, which certificate shall promptly be delivered to the recordholders of the Series C Preferred Stock.

            (d) Reservation. The Board shall at all times so long as any shares of Series C Preferred Stock remain outstanding reserve a sufficient number of authorized but unissued shares of Class A Common Stock to be issued in satisfaction of the conversion rights, exercise rights and privileges aforesaid.

            (e) Issue Taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of securities on conversion. If a holder of shares of Series C Preferred Stock surrendered for conversion specifies that the securities to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares are registered on the books of the Corporation, then, the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such securities on conversion to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series C Preferred Stock at the time of surrender of the shares of Series C Preferred Stock involved, then the securities issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

            (f) Valid Issuance. All securities which may be issued in connection with the conversion provisions set forth herein, upon issuance by the Corporation, will be validly issued, fully paid and non-assessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

            (g) Swap or Hedging Transactions. Without the prior written consent of the Corporation, no holder of shares of Series C Preferred Stock may enter into any swap or other hedging transaction relating to the Series C Preferred Stock, or any interest therein, except as provided in the Warrant.



                                    * * * * *

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 30th day of July, 2001.



                                            eSPEED, INC.


                                            By: /s/ Frederick T. Varacchi
                                                -------------------------------
                                                Name:  Frederick T. Varacchi
                                                Title: President